[logo] Lincoln
                                                                 -------
                                                                 Financial Group
                                                                 Lincoln Life
[letterhead
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106]



                                                  May 26, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: LLANY Separate Account S for Flexible Premium Variable Life Insurance (the "Account")
     Registration Statement on Form S-6, Pre-Effective Amendment No. 1
     File No. 333-74325

Dear Sirs:

This opinion is furnished in connection with Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 filed by Lincoln Life & Annuity Company of New York ("LLANY") under the Securities Act of 1933, as amended, for the flexible premium variable universal life insurance policies (the "Policies") funded through the Account. The Prospectus included in said Registration Statement describes flexible premium variable life insurance policies (the "Policies"). Lincoln, by whom I am employed, is responsible to LLANY for the development of the policies covered by this Pre-Effective Amendment.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the Prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement, as amended, and the reference to me under the heading "Experts" in the Prospectus.


Very truly yours,

/s/ Vaughn W. Robbins

Vaughn W. Robbins, FSA, MAAA